                                                                   EXHIBIT 10.16

                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of this 21st day of April, 1997, by and among AVALON ENTERTAINMENT GROUP, INC., a Tennessee corporation ("AEG"), NASHVILLE COUNTRY CLUB, INC., a Tennessee corporation ("NCCI"), and ROBERT E. GEDDES (the "Consultant"). NCCI, together with its subsidiaries and affiliates, including AEG, are hereinafter referred to collectively as the "NCCI Group."

                                R E C I T A L S:

         WHEREAS, pursuant to that certain Merger Agreement (the "Merger Agreement"), dated as of April 21, 1997, by and among NCCI, Avalon Acquisition Corp., Inc., a Tennessee corporation and a wholly-owned subsidiary of NCCI ("AAC"), AEG and Messrs. Robert E. Geddes, Thomas Miserendino, Marc W. Oswald, Greg M. Janese and Brian F. Murphy (collectively, the "Avalon Group"), AAC has, concurrently herewith, acquired by merger all of the assets and liabilities of AEG. Immediately subsequent to the merger, AAC shall change its name to Avalon Entertainment Group, Inc. and such entity, as it shall exist subsequent to said merger, shall hereinafter be defined as "Avalon."

         WHEREAS, the Consultant has heretofore provided executive services to AEG, and, through such service, has acquired special and unique knowledge, abilities and expertise.

         WHEREAS, the parties hereto acknowledge that the Consultant will receive significant benefits if the transactions contemplated by the Merger Agreement are consummated. It is further acknowledged that the execution and delivery of this Agreement are conditions to the obligations of NCCI and AAC to consummate the transactions contemplated by the Merger Agreement.

         WHEREAS, the parties to this Agreement mutually acknowledge that if the Consultant either directly or indirectly was to become involved in the ownership and operation of any business which competes with the NCCI Group, that such business involvement could adversely impact the NCCI Group in the operation of its business and, in particular, the operation and management of Avalon.

         WHEREAS, Avalon desires to retain the services of the Consultant as a consultant and advisor to Avalon in the operation and management of its business, and the Consultant desires to provide services as a consultant and advisor with regard to the operation and management of the business of Avalon, on the terms and conditions set forth in this Agreement.

                               A G R E E M E N T:

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Avalon and the Consultant agree as follows:

         1.      SERVICES.

                 (a) Subject to the terms and conditions set forth in this Agreement, Avalon hereby retains the Consultant to render consulting and advisory services regarding the management and operation of Avalon. During the term hereof, the Consultant shall make available at least fifteen percent (15%) of his full business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the NCCI Group and to the discharge of his duties and responsibilities hereunder. The Consultant shall use his best efforts and skills to preserve the business of the NCCI Group and the goodwill of its employees and persons having business relations with the NCCI Group.

                 (b) Avalon engages the services of the Consultant as an independent contractor and not as an employee. As such, Consultant shall not be eligible to participate in any benefits provided by Avalon to its employees.

                 (c) The Consultant shall not hold himself out as an agent of Avalon, nor shall he act in any manner so as to bind Avalon.

         2. TERM. Subject to earlier termination as hereinafter provided, the term of the Agreement shall commence on the effective date hereof and shall continue through December 31, 2002.

         3. COMPENSATION. As compensation for all services performed by the Consultant under and during the term hereof:

                 (a) Base compensation. Avalon shall pay the Consultant base compensation at the rate of One Hundred Thousand Dollars ($100,000) per annum, with cost of living adjustments as reasonably determined by the Board of Directors of NCCI (the "NCCI Board") for 1999, 2000, 2001 and 2002, payable monthly in arrears.

                 (b) Incentive compensation. In addition to the base compensation, the Consultant will, at his option exercisable separately with respect to each calendar year ended after December 31, 1996, be entitled to incentive compensation as follows:

                          (i) an Incentive Bonus (herein so called) of $33,667 for such calendar year in which the Pre-Tax Net Income of Avalon (as hereinafter defined) equals or exceeds $1,000,000, and, if the applicable income level is achieved, either:

                         (ii) a Partial Participating Bonus (herein so called) of 3.333% of the amount by which the Pre-Tax Net Income of Avalon for such calendar year exceeds seventy-five percent (75%) of the Projected Pre-Tax Net Income of Avalon (as hereinafter defined) for such year, or

                        (iii) a Full Participating Bonus (herein so called) of 3.333% of the Pre-Tax Net Income of Avalon for such calendar year if the Projected Pre-Tax Net Income for such year is realized.

                 For purposes of this subparagraph (b), "Pre-Tax Net Income of Avalon" shall mean, for a calendar year, the annual net income before taxes realized by Avalon as calculated in accordance with generally accepted accounting principles, calculated without the allocation of
         (i) any costs and expenses incurred by AEG, Avalon or NCCI in connection with the transactions contemplated by the Merger Agreement, or (ii) any general overhead or management fees of NCCI or any affiliate, but deducting the executive compensation and consulting fees payable to Messrs. Geddes, Miserendino, Oswald and Janese pursuant to this Agreement and employment agreements or consulting agreements of even date herewith among Avalon, NCCI and such other applicable members of the Avalon Group, and the projected Incentive Bonus and Partial Participating Bonus or Full Participating Bonus payable with respect to such calendar year pursuant to this Agreement and the employment agreements of even date herewith between Avalon, NCCI and Messrs. Oswald and Janese.

                 For purposes of this subparagraph (b), the "Projected Pre-Tax Net Income of Avalon" shall be as follows:

                      1997                              $1,200,000
                      1998                              $1,500,000
                      1999                              $1,700,000
                      2000                              $2,000,000
                      2001                              $2,000,000
                      2002                              $2,000,000

                 The incentive compensation payable pursuant to this subparagraph (b) shall be paid as soon as practicable after the Pre-Tax Net Income of Avalon shall have been determined, but in no event later than March 30 of the subsequent year. The Partial Participating Bonus shall not be paid for any year for which the Full Participating Bonus is paid. The parties hereto acknowledge that the "Projected Pre-Tax Net Income of Avalon" amounts were derived by the parties hereto based on the assumption that Avalon would be operated during the term hereof substantially as AEG was operated during the three (3) years prior to the merger contemplated by the Merger Agreement. Should the operations of Avalon during the term hereof change materially, the parties hereto shall negotiate in good faith to determine whether the "Projected Pre-Tax Net Income of Avalon" amounts should be revised, and if so, such revised amounts.

                 (c) Business expenses. Avalon shall pay or reimburse the Consultant for all reasonable and customary expenses incurred or paid by the Consultant in the performance of his duties and responsibilities hereunder, subject to periodic review of the amount of





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
         such expenses from time to time by Avalon, and subject to such reasonable substantiation and documentation as may be specified by Avalon from time to time.

                 (d) Guarantee of payment. NCCI hereby guarantees payment of the amounts to be paid to the Consultant under Paragraphs 3(a) and 3(b) hereof.

                 (e) No participation in benefit plans. The Consultant shall not be entitled to participate in any pension, profit sharing, bonus, supplemental compensation, group insurance or other employee benefit plan now in effect or hereafter established by Avalon.

                 (f) Form 1099. Avalon shall issue a Form 1099 to the Consultant for the amounts paid to the Consultant hereunder.

                 (g) Taxes. The Consultant shall pay all taxes, including without limitation federal, state and local taxes, and contributions required by social security and unemployment compensation laws with respect to the compensation paid pursuant to this Agreement.

         4.      TERMINATION.

                 (a) Death or Disability. This Agreement shall terminate upon the death or Disability (as hereinafter defined) of the Consultant. The term "Disability" shall mean the Consultant is unable to perform his duties under this Agreement for 90 consecutive days or for 120 days out of 150 consecutive days due to the Consultant's physical or mental illness as determined (after expiration of either such periods) by a qualified physician selected by Avalon in its sole discretion.

                 (b) Termination by Avalon for Cause. Avalon may terminate this Agreement for Cause upon notice to the Consultant setting forth in reasonable detail the nature of such cause. The following, as determined by the Avalon Board in its reasonable judgment, shall constitute Cause for termination:

                          (i) The Consultant's failure to perform (other than by reason of disability), or gross negligence or willful misconduct in the performance of, his duties and responsibilities to the NCCI Group, such duties and responsibilities not to be unreasonably imposed;

                         (ii) Breach by the Consultant of any provision of this Agreement;

                        (iii) Fraud, embezzlement or other dishonesty with respect to the NCCI Group;

                         (iv) Conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude;





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                          (v)     Other conduct by the Consultant that would
                 generally be considered seriously harmful to the business, interests or reputation of the NCCI Group;

                         (vi) The Consultant's intentional failure to comply with any instructions of Avalon, such instructions not to be unreasonably imposed; or

                        (vii) Failure of Avalon to materially achieve financial and operational performance objectives established by the Board of Directors of Avalon, unless such failure results from an act of God or catastrophic event beyond the control of the Consultant;

         provided, however, in the case of subparagraphs (i), (ii), (v) and
         (vi), the Consultant shall have been informed in writing of the act, or failure to act, constituting Cause for termination, and shall have been provided with a reasonable opportunity, but in no event greater than thirty (30) days, to cure such act or failure to act. Notwithstanding the foregoing sentence, the Consultant shall be entitled to written notification and opportunity to cure an act, or failure to act, constituting Cause for termination no more than two times. Subsequent to such second notification, the Consultant shall have no right to cure any subsequent act, or failure to act, and Avalon may proceed with termination for Cause as defined herein without further notice to the Consultant.

                 (c) Termination by Consultant for Good Reason. The Consultant may terminate this Agreement for "Good Reason" or without "Good Reason" at any time. For purposes of this Agreement, "Good Reason" shall mean (i) a material breach by NCCI of any material provision of the Merger Agreement and related agreements executed in conjunction with the Merger Agreement, and failure of NCCI to cure such breach within thirty (30) days of receipt of written notification thereof from the Consultant, and (ii) any breach by Avalon of any material provision of this Agreement or any failure by Avalon to carry out any of its material obligations hereunder, and the failure to cure such breach or failure within thirty (30) days' written notice thereof from the Consultant. Notwithstanding the foregoing sentence, Avalon shall be entitled to written notification and opportunity to cure an act, or failure to act, providing the Consultant Good Reason for termination no more than two times. Subsequent to such second notification, Avalon shall have no right to cure any subsequent act, or failure to act, and the Consultant may proceed with termination for Good Reason as defined herein without further notice to Avalon.

                 (d) Other termination. Any termination of this Agreement, other than as a result of the Consultant's death, shall be communicated by a "Notice of Termination" to the other parties to this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under the provisions so indicated.





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                 (e)      Date of termination. The Date of Termination (herein
         so called) shall mean (a) if this Agreement is terminated as a result of death, the date of the Consultant's death, (b) if this Agreement is terminated as a result of the Consultant's Disability, the date Notice of Termination is delivered to the Consultant, (c) if this Agreement is terminated by Consultant, the earlier of ten (10) days following the date on which a Notice of Termination is delivered pursuant to Paragraph 10 or the date specified in the Notice of Termination, and
         (d) if this Agreement is terminated for any other reason, then ten
         (10) days following the date on which a Notice of Termination is delivered pursuant to Paragraph 10.

         5.      EFFECTS ON COMPENSATION UPON DISABILITY OR TERMINATION OF
                 AGREEMENT.

                 (a) Disability. During any period that the Consultant fails to perform his duties under this Agreement as a result of a Disability, Avalon shall continue to pay him his base compensation pursuant to Paragraph 3(a) until the Date of Termination.

                 (b) Death. If this Agreement terminates because of the death of the Consultant, then Avalon shall pay the Consultant's estate his base compensation pursuant to Paragraph 3(a) through the date of his death.

                 (c) Termination for Cause or without Good Reason. If the Consultant voluntarily terminates this Agreement without Good Reason or if this Agreement is terminated by Avalon for Cause, Avalon shall pay the Consultant his base compensation pursuant to Paragraph 3(a) through the Date of Termination.

                 (d) Termination for Good Reason or without Cause. If the Consultant terminates this Agreement for Good Reason or if Avalon terminates this Agreement without Cause, then the Consultant shall be entitled to receive one payment in an amount equal to the highest total compensation paid the Consultant in a prior calendar year pursuant to Paragraphs 3(a) and (b) for the lesser of (i) the remaining portion of the term, or (ii) two years. Such payment shall be paid to the Consultant within fifteen (15) days of the Date of Termination.

                 (e) Incentive Compensation. Should this Agreement terminate as a result of the Consultant's Disability or death, or should the Consultant terminate this Agreement for Good Reason, or if this Agreement is terminated without Cause, in addition to the compensation set forth in subparagraphs (a), (b) and (d) of this Paragraph 5, the Consultant (or his estate, if applicable) shall also be entitled to incentive compensation under Paragraph 3(b) hereof calculated on the Partial Period Amount (hereinafter defined) of the calendar year in which the Date of Termination occurs. For purposes of this Agreement, the "Partial Period Amount" shall be equal to the total amount of the bonuses payable pursuant to Paragraph 3(b) for the year in which the Date of Termination occurs, divided by the number of days in such calendar year, times the number of days from the first day of such calendar year to and including the Date of Termination. The





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         Consultant's incentive compensation calculated on the Partial Period
         Amount shall be paid in accordance with Paragraph 3(b) hereof.

         6. NONDISCLOSURE COVENANTS. During the term of this Agreement, the Consultant will have access to and become familiar with various trade secrets and other sensitive information belonging to the NCCI Group consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, technical data, know-how, market reports, consumer investigations, methods of doing business and other confidential information (collectively, the "Confidential Information"), which are acquired, developed and used by the NCCI Group and regularly used in the operation of its business. The Consultant acknowledges and agrees that all Confidential Information is and shall remain the property of the NCCI Group. The Consultant further agrees that he shall not use in any way or disclose any of the Confidential Information, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his services under this Agreement or to the extent such Confidential Information is publicly known. All files, records, documents, information, data, and similar items relating to the business of the NCCI Group, whether prepared by the Consultant or otherwise coming into his possession, shall remain the exclusive property of NCCI and shall not be removed from the premises of the NCCI Group under any circumstances without the prior written consent of the NCCI Board (except in the ordinary course of business during the term of this Agreement), and in any event shall be promptly delivered to NCCI (without the Consultant retaining any copies) upon termination of this Agreement.

         7. NONCOMPETITION COVENANT. Except in the case of the termination of this Agreement other than (i) for Cause, or (ii) for Good Reason, without the prior written consent of NCCI, the Consultant shall not, prior to January 1, 2003, directly or indirectly, as a director, officer, agent, employee, consultant or independent contractor, or in any other individual or representative capacity, (i) invest (other than investments in publicly-owned companies which constitute not more than one percent (1%) of the outstanding securities of any such company) or engage in any business or activity that is competitive with the business of the NCCI Group in the same geographic areas in which the NCCI Group primarily operates or (ii) accept employment with or render services to a direct competitor of the NCCI Group which competitor operates in the same geographic areas as the NCCI Group.

         8. COVENANT NOT TO HIRE. During the term of this Agreement and for a period of one (1) year after the termination of this Agreement for any reason, the Consultant shall not, on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, hire, or solicit for employment any employee of the NCCI Group, or in any manner attempt to influence or induce any employee of the NCCI Group, to leave the employment of the NCCI Group, nor shall the Consultant use or disclose to any person, partnership, association, corporation or other entity any information obtained during the term of this Agreement, concerning the names and addresses of the NCCI Group employees; provided, however, if the Consultant terminates this Agreement for Good Reason or if Avalon terminates this Agreement without Cause, the Consultant may hire or solicit for employment any employee of Avalon who





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
was an employee of AEG on the effective date of the merger contemplated by the Merger Agreement.

         9. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         10. NOTICE. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as set forth on the signature pages hereof. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

         11. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or amended unless such waiver, modification or amendment is agreed to in writing and signed by the Consultant and such officers as may be specifically designated by the Avalon Board and the NCCI Board, respectively, and such provisions shall be modified, waived or amended only to the extent set forth in such writing.

         12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14. ARBITRATION. Any dispute arising from this Agreement shall be settled by arbitration in accordance with the commercial rules then in effect of the American Arbitration Association, except as modified in this Paragraph 14 and, except that the arbitrator(s) shall be selected in accordance with the following procedure: such dispute shall be referred to and





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
decided by a single arbitrator if the parties can agree upon one within thirty
(30) days after either of the parties shall notify the other that it wishes to avail itself of the provisions of this Paragraph 14; otherwise, such dispute shall be referred to and decided by three arbitrators, one to be appointed by Avalon and one to be appointed by the Consultant, each such appointment to be made within twenty (20) days after the expiration of the thirty (30) day period referred to above, and the third arbitrator to be appointed by the first two arbitrators within thirty (30) days after the expiration of such twenty (20) day period. If the first two arbitrators cannot reach agreement on the third arbitrator within said thirty (30) day period, the third arbitrator shall be an impartial arbitrator appointed by the President of the American Arbitration Association within twenty (20) days after the expiration of said thirty (30) day period. Hearings of the arbitrator(s) shall be held in Nashville, Tennessee, unless the parties agree otherwise. The presentations of the parties in the arbitration proceeding shall be commenced and completed within sixty
(60) days after selection of the arbitration panel, and the arbitration panel shall render its decision in writing within thirty (30) days after completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Any award so rendered shall be final and binding upon the parties hereto. All costs and expenses of the arbitrator(s) shall be paid as determined by such arbitrator(s), and all costs and expenses of experts, witnesses and other persons retained by the parties shall be borne by them respectively.

         15. GENERAL CREDITOR. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust relationship between Avalon and the Consultant or any other person, nor shall any money or property of Avalon or NCCI be segregated for the benefit of the Consultant to satisfy the obligations of Avalon or NCCI hereunder.

         16. NO ASSIGNMENT. The right of the Consultant or any other person to the payment of amounts or other benefits under this Agreement shall not be assigned, alienated, hypothecated, placed in trust, disposed of, transferred, pledged or encumbered (except by will or by the laws of descent and distribution), and, to the extent permitted by law, no such amount or payment shall in any way be subject to any legal process to subject the same to the payments of any claim against the Consultant or any other person.

         17. INJUNCTIVE RELIEF. Notwithstanding the provisions of Paragraph 14, if there is a breach or threatened breach by a party to this Agreement of the provisions of this Agreement, any other party to this Agreement shall be entitled to an injunction to prevent irreparable injury to said party.

         18. INTEGRATION. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and all other written or oral agreements relating to the subject matter hereof are hereby superseded.





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
         19. GOVERNING LAW. The terms and provisions of this Agreement, including without limitation the provisions for arbitration under Paragraph 14, shall be construed in accordance with, and governed by, the laws of the State of Tennessee.

         20. SURVIVAL. Notwithstanding the termination of this Agreement, the provisions of Paragraphs 6 through 12 and Paragraphs 14 through 16 shall survive and continue in full force and effect in accordance with their terms.

         21. INDEPENDENT CONSULTANT. Notwithstanding the provisions of this Agreement, Consultant is providing consulting services to Avalon pursuant to this Agreement as an independent consultant and nothing contained in this Agreement shall under any circumstances be construed to imply or otherwise suggest that Consultant is acting as an employee of Avalon in his performance of services pursuant hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the 21st day of April, 1997.

                                        AEG:

                                        AVALON ENTERTAINMENT GROUP, INC.,
                                        a Tennessee corporation


                                        By: /s/ Thomas Jackson Weaver III
                                           ---------------------------------
                                        Thomas Jackson Weaver III, President

                                        1025 16th Avenue South
                                        Nashville, Tennessee 37212


                                        NCCI:

                                        NASHVILLE COUNTRY CLUB, INC.,
                                        a Tennessee corporation


                                        By: /s/ Thomas Jackson Weaver III
                                           ---------------------------------
                                        Thomas Jackson Weaver III, President

                                        402 Heritage Plantation Way
                                        Hickory Valley, Tennessee 38042

                                        CONSULTANT:


                                        /s/ Robert E. Geddes
                                        ------------------------------------
                                        Robert E. Geddes

                                        c/o Avalon Entertainment Group, Inc.
                                        17835 Ventura Boulevard, Suite 300
                                        Encino, California 91316





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